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                                                        Exhibit (10)(iii)(A)(11)
                                                               to Form 10-K 1994


                       SEPARATION AND CONSULTING AGREEMENT
                             AND WAIVER AND RELEASE*

     Cincinnati Bell Inc., an Ohio corporation ("the Company"), and Sheldon Horing ("Horing"), in consideration of the mutual promises made herein, hereby agree as follows:

     1.   EFFECTIVE DATE.

     This Agreement shall commence on March 11, 1994 (the "Effective Date") and shall continue until terminated as provided in Section 9 below. However, it is understood and agreed that the covenants contained in Sections 4, 5 and 6 shall survive the termination of the Agreement.

     2.   RESIGNATION OF OFFICES.

     On the Effective Date Horing shall resign from the offices of Executive Vice President of the Company and President and Chief Executive Officer of Cincinnati Bell Information Systems Inc. ("CBIS") and shall give up all the authority and accoutrements of those offices (except as otherwise provided in this Agreement) including, but not limited to:

          (a) the current office space, equipment (except as listed in Exhibit A attached hereto) and clerical support owned or furnished by the Company or CBIS;

          (b) all documents or other tangible materials which in any way relate to the business of the Company, or any Related Company, and were furnished to Horing by the Company or any Related Company or prepared, compiled, used or acquired by Horing while employed by the Company or any Related Company; and


*YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND RELEASE

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          (c)  all keys, combinations and access codes to the premises, facilities and equipment (including, without limitation, offices, desks, storage cabinets, safes, data processing systems and communications equipment (except as listed in Exhibit A attached hereto)) of the Company and all Related Companies, whether furnished to Horing by the Company or any Related Company or prepared, used or acquired by Horing while employed by the Company or any Related Company. As used in this Agreement, a company will be deemed to be a "Related Company" if it is a direct or indirect subsidiary of the Company or is a joint venture, partnership or similar entity of which the Company or a direct or indirect subsidiary of the Company is the controlling person.

     3.   CONSULTING.

     During the period from the Effective Date through March 10, 1996 (the "Consultant Termination Date"), Horing will serve as a consultant to the Company and CBIS. Horing shall have such specific consulting duties as may be agreed upon by the President of the Company and Horing; provided that such duties shall be limited to those normally performed by and requiring the skills of a senior level manager.

     It is understood and agreed that, in performing his duties as a consultant under this Agreement, Horing shall be an employee of CBIS. All reasonable expenses incurred by Horing in the course of the performance of any required consulting services will be reimbursable in accordance with CBIS' then-current travel and expense policies with regard to employees.

     As of the close of business on the Consultant Termination Date (or, if earlier, the date on which this Agreement terminates), Horing shall cease to be an employee of the Company and all Related Companies.

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     Horing may accept employment with another employer prior to the Consultant
Termination Date provided that he remains in compliance with the provisions of Sections 4, 5 and 6 and provided that such other employment does not unreasonably interfere with his availability to perform the consulting duties called for under this Section 3.

     4.   TRADE SECRETS AND NON-COMPETITION.

          (a) The Company and the Related Companies are engaged in the information services, telecommunication and marketing support services industries within the U.S. and worldwide. Horing acknowledges that in the course of his employment with the Company he has been entrusted with or obtained access to confidential information proprietary to the Company and Related Companies with respect to the following (all of which information is referred to hereinafter collectively as the "Property"): the organization and management of the Company and its Related Companies'; names, addresses, buying habits or other special information regarding past, present and potential customers, employees and suppliers of the Company and its related companies; customer and supplier contracts and transactions or price lists of the Company, and Related Companies and suppliers; products, services, programs and processes sold, licensed or developed by the Company and Related Companies; technical data, plans and specifications, present and/or future development projects of the Company and Related Companies; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company and Related Companies; computer programs, systems and/or software; ideas, inventions, trademarks, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of the Company and Related Companies; strategic knowledge of pending acquisitions of land and/or building space; and other information maintained as confidential by the Company or any Related Company; provided, however, that no such information or material shall be deemed included in the definition of "Property" hereunder

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if the Company or Related Companies have failed to take and maintain reasonable precautions and measures to protect the confidentiality and security of such information or materials or if, for any reason other than the actions of Horing, such information or materials have become generally available and accessible outside of the Company and Related Companies to competitors or the general public.

     Horing agrees that he will continue to retain the Property in absolute confidence and not to disclose to any person or organization any proprietary information without the express written consent of the Company. Horing agrees that this Agreement does not supersede any such preexisting obligations and that they are incorporated herein by reference.

     Notwithstanding any other provision contained in this Agreement, including without limitation this Section 4 and Section 6, in the event that Horing shall be required by any Federal, state or local ordinance, any regulation or directive of any governmental agency or any court order or legal process to disclose any information, including without limitation the Property, Horing may, without breach, default or violation of any provision of this Agreement, comply with such requirement, provided that Horing shall give to Company immediate notice upon becoming aware of such requirement and shall cooperate with the Company in any efforts it may determine to undertake to seek a protective order or otherwise to prohibit disclosure of any requested information.

          (b) In consideration of the compensation paid Horing and to be paid Horing pursuant to Section 7, Horing agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Horing make the covenants contained in Sections 4, 5 and 6 regarding his conduct during and subsequent to his employment and consulting relationship with the Company and that the Company will suffer irreparable injury if he engages in conduct prohibited under those Sections. Horing represents that he has thoroughly reviewed the terms of those covenants, including the time periods stated therein, and that his experience and/or abilities are such that

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observance of such covenants will not cause him undue hardship nor will it unreasonably interfere with his ability to earn a livelihood. The covenants contained in Sections 4, 5 and 6 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action of Horing against the Company or any Related Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of those covenants.

          (c) Horing covenants that, as long as he remains employed under this Agreement and for a period of two years thereafter (or if this period is unenforceable by law, then for such period as shall be enforceable), he will not engage in any business which directly competes with the current business of the Company or any Related Company in any capacity which requires or utilizes the skill, training and knowledge acquired by him while employed by the Company, whether such capacity be as a broker, principal, partner, joint venturer, agent, employee, salesman, consultant, director or officer. This restriction will be limited to the geographical area of the Company or any Related Company currently doing business or to such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of the Company and the Related Companies.

          (d) Horing covenants that, as long as he remains employed under this Agreement and for a period of two years thereafter (or if this period is unenforceable by law, then for such period as shall be enforceable), he will not intentionally interfere with either directly or indirectly, the Company's or any Related Company's relationships with any person, firm, association, corporation or other entity which is known by Horing to be, or is included on any listing to which Horing had access during the course of his employment as a customer, client, supplier, consultant or employee of the Company or any Related Company, and that he will not divert or change, or attempt to divert or

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change, any such relationship to the detriment of the Company or any Related
Company or to the benefit of any other person (including himself), firm, association, corporation or other entity.

          (e) All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Horing, alone or with others, at any time during the term of his employment, whether or not during working hours or on the Company's premises, which are within the scope of or related to the business operations of the Company or any Related Company or that relate to any Company or Related Company work or project, present, past or contemplated, shall be and remain the exclusive property of the Company.

          (f) Horing covenants that he shall not, during the term of this Agreement or at any time thereafter, disparage or act in any manner, directly or indirectly, which may damage the business of the Company or any Related Company or which would adversely affect the goodwill, reputation, and business relationships of the Company or any Related Company with the public generally, or with any of their customers, suppliers or employees. Horing covenants that he will not directly or indirectly disparage or make any negative or derogatory comments or statements, written or oral, regarding past, present and future personnel and policies of the Company or the Related Companies.

          (g) Horing expressly acknowledges that any breach or violation of any of the covenants made by him in this Section 4 will cause immediate and irreparable injury to the Company and that in the event of a breach or threatened or intended breach of this contract by Horing, the Company, in addition to all other legal and equitable remedies available to it, shall be entitled to injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach or threatened or intended breach.

     5.   WAIVER AND RELEASE OF ALL CLAIMS.

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     Horing, for himself and for his personal representatives, and in exchange for the consideration offered by the Company in Section 7, hereby fully releases the Company and all Related Companies, and any and all of their stockholders, directors, officers, employees, agents and representatives, from any and all claims, liabilities, promises, contracts, suits, and attorneys' fees, which have been or could have been asserted by him or on his behalf in any forum for circumstances arising prior to the date of this Agreement; provided, however, that this release and waiver shall not affect or be applicable to rights of Horing arising under this Agreement. This release includes without limitation, any and all claims of discrimination on the basis of his race, color, religion, sex, national origin, disability, age, or ancestry, and claims based on wrongful discharge whether based on a theory of contract, promissory estoppel, public policy or tort. This release specifically includes a release of all claims which could be asserted under Section 4101.17 or Chapter 4112 of the Ohio Revised Code, Section 4113.52 of the Ohio Revised Code or any other law of the State of Ohio or any other state, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974 ("ERISA"), and the Americans with Disabilities Act of 1990 ("ADA") and such laws' amendments.

     6.   CONFIDENTIALITY.

     Horing agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to anyone except his immediate family, attorney, accountant, financial advisor, and prospective or existing creditors or employers (on a need to know basis); provided that he instructs them to keep said information confidential and not disclose it to others.

     7.   COMPANY'S OBLIGATIONS.

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     Following the execution of this Agreement and the expiration of the revocation period, and in consideration of Horing's obligations set forth in Sections 4, 5 and 6 above, as long as Horing remains employed under the Agreement, the Company will provide Horing with the following:

          (a) Horing shall receive a consulting fee of $22,630.20 per month, payable monthly in arrears on the first business day of the following month, and a bonus consulting fee of $140,000 on the 8th day after this Agreement has been executed by Horing and returned to the Company. If Horing dies while employed hereunder, the monthly consulting fee for the remainder of the period through the Consultant Termination Date shall be paid to Horing's estate. The provisions of the preceding sentence shall survive the termination of this Agreement. The amounts payable to Horing or his estate hereunder shall be subject to applicable withholding and other taxes.

          (b) Horing shall continue to participate in the employee benefit plans of CBIS in which he was participating on the day preceding the Effective Date including, but not limited to, Cincinnati Bell Management Pension Plan, CBIS Retirement and Savings Plan and the Cincinnati Bell Inc. Executive Deferred Compensation Plan, but excluding any long or short term disability plan and any life insurance plan. Provided that Horing remains employed hereunder through June 30, 1994, his benefits under Cincinnati Bell Management Savings Plan and the CBIS Retirement and Savings Plan will become fully vested and nonforfeitable. Provided that he remains employed hereunder through January 1, 1995 (or, if earlier, the day preceding the date of his death), the restrictions applicable to the last 4,000 shares of restricted stock awarded to him on February 4, 1991 under the Cincinnati Bell Inc. 1988 Long Term Incentive Plan shall lapse.

          (c) Horing shall continue to receive the perquisites which he was receiving on the day preceding the Effective Date including, but not limited to, an automobile allowance and financial planning.

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          (d)  Ownership of the equipment listed in Exhibit A shall be transferred to Horing as of the Effective Date.


Notwithstanding the foregoing, from and after the Effective Date, Horing shall not be entitled to receive any additional awards or grants under Cincinnati Bell Inc. 1988 Long Term Incentive Plan or Cincinnati Bell Inc. Short Term Incentive Plan nor shall Horing be eligible to participate in any other bonus or award program maintained by the Company or CBIS. With respect to any options heretofore granted to Horing under the Company's 1988 Long Term Incentive Plan,
(a) any options which are not exercisable by the close of business on the Consultant Termination Date shall thereupon terminate and (b) any options which are exercisable on the Consultant Termination Date but have not been exercised by the close of business on that date shall thereupon terminate.

     8.   SEVERABILITY.

     Each of the terms and covenants of this Agreement shall be independently enforceable and should any term or covenant of this Agreement be ruled invalid in any court, such provision shall be deemed severable so that such ruling shall not invalidate the entire contract and the remaining provisions shall not be affected thereby.

     9.   TERMINATION.

     This Agreement may be terminated:

          (a)  upon the mutual agreement of both parties;

          (b) by the Company, upon two weeks' written notice of such termination, for cause if there occurs a material breach by Horing, which continues for 10 days after written notice thereof to him from the Company, of any of the covenants and agreements made by him under this Agreement or

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

any acts or omissions by Horing resulting in serious harm or injury to the reputation, assets or business of the Company or its Related Companies.
     Regardless of the basis for termination of this Agreement, Horing acknowledges that the covenants contained in Sections 4, 5 and 6 shall survive the termination of this Agreement.

     10.  ASSIGNMENT.

     This Agreement may not be assigned in whole or in part by Horing. In the event the Company merges or consolidates with or sells or transfers substantially all of its assets to any other person, firm or corporation, the Company may, at its option, assign its rights and duties under this Agreement to such party and such party may, at its option, assume the obligations of the Company under this Agreement, and upon such assignment and assumption, the Company's obligations under this Agreement to Horing shall terminate.

     11.  NOTICE.

     Except as otherwise provided herein, all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given and be effective when delivered by hand or when deposited in the U.S. mail, prepaid, for certified or registered delivery, or prepaid telegram, to the following address (or to such other address as any of the following may from time to time designate by notice given in the manner herein provided):

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     To the Company:          John T. LaMacchia
                              President and Chief Executive Officer
                              Cincinnati Bell Inc.
                              201 East Fourth Street
                              Cincinnati, Ohio  45202

     To Horing:               Sheldon Horing
                              65 Cornel Drive
                              Livingston, New Jersey  07039


     12.  GENERAL.

          (a) Horing agrees that in making this Agreement, the Company is not admitting the violation of any law or any of his rights, but does so solely for the purpose of settling all matters between them.

          (b) This Agreement contains the entire agreement between the parties and may only be modified by a subsequent written agreement signed by the same parties. This Agreement supersedes all prior agreements and understanding of the parties, written or oral, with respect to Horing's employment.

          (c) Horing admits that the terms of this Agreement have been explained to him, that he has had the opportunity and written advice to consult with any attorney or other advisor of his choice and voluntarily has decided to enter into this Agreement. Horing states and admits that in executing this Agreement he does not rely, and has not relied, upon any other representation or statement made by the Company or by any of its agents, representatives or attorneys with regard to this Agreement.

          (d) Horing acknowledges that he was afforded a period of at least 21 days within which to consider this Agreement before he signed it, but knowingly and voluntarily and without

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coercion, and upon advice of counsel, chose to sign this Agreement before the expiration of the 21-day period. Horing may revoke this Agreement by giving written notice to the Company within 7 days after execution of this Agreement. Unless so revoked, this Agreement shall become effective and enforceable on the 8th day after it is executed by Horing.

          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

          (f) No waiver with respect to any provision of this Agreement shall be effective unless in writing. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach.

          (g) This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Horing, his heirs and personal representatives.

          (h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. All counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof.

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AGREED:

CINCINNATI BELL INC.


By:  /s/ John T. LaMacchia
     --------------------------------------------------------
     John T. LaMacchia, President and Chief Executive Officer

Date Executed:  March 29, 1994


                    /s/ Sheldon Horing
-------------------------------------------------------------
                    Sheldon Horing

Date Executed:  March 26, 1994


WITNESSES:

As to Cincinnati Bell Inc.                   As to Sheldon Horing


/s/ Mary Janet Edwards                       /s/ Barbara Parker
-----------------------------------          ----------------------------------
March 29, 1994                               March 26, 1994

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                                    EXHIBIT A


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